Exhibit 99.4

	JOHN DOE	35-MALE	AGE AND SEX
CONTRACT NUMBER	9999988	MAY 01, 2004	ISSUE DATE

Read this contract carefully. This contract is a legal contract between the owner and The Guardian Insurance & Annuity Company, Inc. (GIAC).

GIAC will pay the benefits provided by this contract in accordance with its provisions. The entire contract consists of the Basic Contract and any attached endorsements and additional benefit riders. This contract is issued by GIAC at its Customer Service Office on the Issue Date. GIAC’s home office is 1209 Orange Street, Wilmington, Delaware 19801. However, GIAC receives all communications at its Customer Service Office.

/s/ Joseph A. Caruso	/s/ Bruce C. Long
Secretary	President

Checked by

Under this contract, flexible premium payments may be made before the Annuity Commencement Date. On the Annuity Commencement Date, GIAC will begin to make annuity payments. Benefits depend, among other things, on the number and value of Accumulation Units and the annuity payout option elected. Death benefit proceeds are payable before the Annuity Commencement Date.

ALL VALUES PROVIDED BY THIS CONTRACT WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE DAILY, AND ARE NOT GUARANTEED. SEE “ACCUMULATION VALUE” ON PAGE 12 AND “PAYMENT OF CONTRACT PROCEEDS” ON PAGE 14 FOR A DESCRIPTION OF THE VARIABLE VALUES AND PAYMENTS PROVIDED UNDER THIS CONTRACT.

RIGHT TO CANCEL:

The owner has the right to examine this contract and return it for cancellation to GIAC’s Customer Service Office or to the agent from whom it was purchased within 10 days after receiving it. The contract and a cancellation notice must be delivered or mailed to cancel this contract. Any notice given by mail is effective upon being postmarked, properly addressed, and postage prepaid. If this contract is returned during this period, GIAC will pay to the owner the amount described in “RIGHT TO CANCEL – CONTINUED” on Page 3. The contract will be void from the beginning.

Individual Flexible Premium Deferred Variable Annuity Contract

•	Premiums payable before the Annuity Commencement Date, in accordance with contract provisions

•	Annuity payments begin on the Annuity Commencement Date

•	Benefits based on the investment experience of a Separate Account are variable and are not guaranteed

•	Non-participating - No dividends payable

GUIDE TO CONTRACT PROVISIONS

1.	Definitions
2.	Owner and Beneficiary
3.	Annuity Benefit
4.	Spousal Continuation
5.	Death Benefits
6.	Premiums
7.	The Separate Account
8.	Transfers
9.	Accumulation Value
10.	Surrenders and Withdrawals
11.	Payment of Contract Proceeds
12.	General Provisions

Any endorsements or additional benefit riders that are attached to the contract follow.

An index appears on the inside of the back cover.

CONTRACT DATA

(CONTINUED ON PAGE 3.1)

ANNUITANT	[ANNUITANT NAME]	[AGE-SEX]	AGE -SEX
CONTRACT NUMBER	[CONTRACT NUMBER]	[ISSUE DATE]	ISSUE DATE
ANNUITY COMMENCEMENT DATE	[ANNUITY COMMENCEMENT DATE]
OWNER	[OWNER NAME]

BENEFICIARY	THE BENEFICIARY(IES) NAMED BY THE OWNER AT ISSUE, UNLESS SUBSEQUENTLY CHANGED.

RIGHT TO CANCEL – CONTINUED

IF THIS CONTRACT IS RETURNED DURING THE RIGHT TO CANCEL PERIOD DESCRIBED ON THE FRONT COVER, GIAC WILL PAY TO THE OWNER AN AMOUNT EQUAL TO THE SUM OF:

•	THE DIFFERENCE BETWEEN ANY PREMIUM(S) PAID, INCLUDING ANY CONTRACT FEE OR CONTINGENT DEFERRED SALES CHARGE, AND THE AMOUNTS ALLOCATED TO THE CONTRACT’S ALLOCATION OPTIONS; AND

•	THE ACCUMULATION VALUE OF THE CONTRACT ON THE DATE GIAC RECEIVES THE RETURNED CONTRACT AND CANCELLATION NOTICE AT ITS CUSTOMER SERVICE OFFICE.

THE ABOVE AMOUNT PAYABLE WILL BE REDUCED BY THE VALUE OF ANY INVESTMENT CREDIT(S) ON THE DATE GIAC RECEIVES THE RETURNED CONTRACT AND CANCELLATION NOTICE. GIAC WILL RETURN TO THE OWNER ANY MORTALITY AND EXPENSE RISK CHARGE AND ADMINISTRATIVE EXPENSE CHARGE ASSESSED ON THE VALUE OF THE INVESTMENT CREDIT PRIOR TO RECEIPT OF THE RETURNED CONTRACT AND CANCELLATION NOTICE.

* * PREMIUMS * *

INITIAL CONTRACT PREMIUM	[$25,000.00]

ADDITIONAL CONTRACT PREMIUMS MAY BE PAID TO GIAC BEFORE THE ANNUITY COMMENCEMENT DATE IN ACCORDANCE WITH “PREMIUMS” ON PAGE 9. DURING THE FIRST CONTRACT YEAR, AN INVESTMENT CREDIT OF 3% OF EACH NET PREMIUM PAYMENT MADE WILL BE CREDITED TO THE CONTRACT.

* * INITIAL NET PREMIUM ALLOCATION INFORMATION * *

THE INITIAL NET PREMIUM IS THE INITIAL CONTRACT PREMIUM, LESS ANY APPLICABLE ANNUITY TAXES. THE INITIAL NET PREMIUM IS ALLOCATED AS FOLLOWS:

Please see Exhibit A, which contains a list of all available Allocation Options.

Those Allocation Options elected by the owner will be listed on this page at issue.

CONTRACT DATA

The following appears only if the Earnings Benefit rider is attached to a contract:

[* * ADDITIONAL BENEFIT RIDERS * *

THIS CONTRACT INCLUDES AN EARNINGS BENEFIT RIDER. SEE “CHARGES AND EXPENSES” BELOW FOR ADDITIONAL INFORMATION.]

CONTRACT DATA

* *CONTRACT CHARGES AND EXPENSES * *

CONTINGENT DEFERRED SALES CHARGES: IF THE OWNER MAKES A PARTIAL WITHDRAWAL OR SURRENDERS THE CONTRACT, A CONTINGENT DEFERRED SALES CHARGE MAY BE INCURRED AGAINST AMOUNTS WITHDRAWN OR SURRENDERED DURING THE FIRST FIVE CONTRACT YEARS. A CONTINGENT DEFERRED SALES CHARGE WILL NOT APPLY TO AMOUNTS WITHDRAWN OR SURRENDERED AFTER THE FIRST FIVE CONTRACT YEARS.

THE MAXIMUM CONTINGENT DEFERRED SALES CHARGE WHICH GIAC MAY IMPOSE IS 4% OF THE LESSER OF: 1) THE TOTAL OF ALL PREMIUM PAYMENTS MADE WITHIN THE FIRST FIVE CONTRACT YEARS; OR 2) THE AMOUNT WITHDRAWN OR SURRENDERED. SEE “CONTINGENT DEFERRED SALES CHARGES” ON PAGE 13 FOR ADDITIONAL INFORMATION.

DAILY CHARGES: GIAC WILL ASSESS A DAILY CHARGE OF .000005485 OF THE VALUE OF THE ASSETS ALLOCATED TO EACH VARIABLE INVESTMENT OPTION FOR ADMINISTRATIVE EXPENSES INCURRED BY GIAC. ON AN ANNUAL BASIS, THIS CHARGE IS EQUAL TO .20% OF THE VALUE OF THE ASSETS ALLOCATED TO THESE VARIABLE INVESTMENT OPTIONS. SEE “NET INVESTMENT FACTOR” ON PAGE 12 FOR ADDITIONAL INFORMATION.

DURING THE FIRST FOUR CONTRACT YEARS, GIAC WILL ASSESS A DAILY CHARGE OF ..000042797 OF THE VALUE OF THE ASSETS ALLOCATED TO EACH VARIABLE INVESTMENT OPTION FOR ITS ASSUMPTION OF MORTALITY AND EXPENSE RISKS. ON AN ANNUAL BASIS, THIS CHARGE IS EQUAL TO 1.55% OF THE VALUE OF THE ASSETS ALLOCATED TO THESE VARIABLE INVESTMENT OPTIONS.

DURING THE FIFTH AND LATER CONTRACT YEARS, GIAC WILL ASSESS A DAILY CHARGE OF .000040016 OF THE VALUE OF THE ASSETS ALLOCATED TO EACH VARIABLE INVESTMENT OPTION FOR ITS ASSUMPTION OF MORTALITY AND EXPENSE RISKS. ON AN ANNUAL BASIS, THIS CHARGE IS EQUAL TO 1.45% OF THE VALUE OF THE ASSETS ALLOCATED TO THESE VARIABLE INVESTMENT OPTIONS.

The following appears only if the Earnings Benefit rider is attached to a contract:

[GIAC WILL ASSESS A DAILY CHARGE OF ..000006858 OF THE VALUE OF THE ASSETS ALLOCATED TO EACH VARIABLE INVESTMENT OPTION FOR EXPENSES RELATED TO THE PROVISION OF THIS BENEFIT. ON AN ANNUAL BASIS, THIS CHARGE IS EQUAL TO .25% OF THE VALUE OF THE ASSETS ALLOCATED TO THESE VARIABLE INVESTMENT OPTIONS.]

CONTRACT FEE: GIAC WILL DEDUCT AN ANNUAL CONTRACT FEE OF $35 ON EACH CONTRACT ANNIVERSARY ON OR BEFORE THE ANNUITY COMMENCEMENT DATE. IF A CONTRACT IS SURRENDERED ON A DATE OTHER THAN ON A CONTRACT ANNIVERSARY, GIAC WILL DEDUCT THE CONTRACT FEE ON THE DATE OF SURRENDER. SEE “CONTRACT FEE” ON PAGE 13 FOR ADDITIONAL INFORMATION.

TRANSFER CHARGE: GIAC RESERVES THE RIGHT TO CHARGE A MAXIMUM OF $25 FOR ANY TRANSFER TRANSACTION.

* * *

ALL COMMUNICATIONS WITH GIAC SHOULD BE DIRECTED TO THE CUSTOMER SERVICE OFFICE ADDRESS SHOWN ON THE FRONT COVER.

TO OBTAIN INFORMATION ABOUT YOUR COVERAGE YOU MAY CALL YOUR AGENT, OR GIAC AT:

[1-800-221-3253]

Page 3.1

1. DEFINITIONS

Certain important terms used in this contract are defined below. Additional terms, not explained here, are defined in other parts of this contract.

Accumulation Unit: A unit of measure used to determine the value of the owner’s interest under this contract before the Annuity Commencement Date.

Accumulation Value: The value attributable to this contract. The Accumulation Value is the sum of the values attributable to the Variable Investment Options.

Allocation Options: This contract’s Allocation Options consist of the Variable Investment Options.

Annuitant: The annuitant is the person named on page 3 or named as the annuitant in any later change shown in GIAC’s records, on whose life the annuity payments are based. Any change of annuitant is subject to GIAC’s limitations or other restrictions in effect at the time of the request.

Annuity Commencement Date: The date on which annuity payments under this contract begin. The Annuity Commencement Date is shown on page 3.

Annuity Unit: A unit of measure used to determine the amount of any variable annuity payment.

Basic Contract: This contract excluding any additional benefit riders or endorsements.

Contingent Annuitant: A contingent annuitant is the person named by the owner to become the annuitant if the annuitant dies before the Annuity Commencement Date.

Contract Anniversary: The annual anniversary measured from the Issue Date of this contract.

Good Order: Notice from any party authorized to initiate a contract transaction under this contract, received at the Customer Service Office in a format satisfactory to GIAC, that includes all information required by GIAC to process a transaction under this contract. In addition, transaction requests must be received on a Valuation Date no later than the close of the New York Stock Exchange, generally 4:00 p.m., New York City time, in order to receive that day’s Accumulation Unit values.

Internal Revenue Code: The Internal Revenue Code of 1986 as amended, and the rules and regulations thereunder, and successor provisions thereto.

Investment Credit: During the first contract year, a credit of 3% of each Net Premium payment that is credited to this contract, at the time a Net Premium payment is allocated to the Allocation Options of this contract.

Issue Date: The date this contract is issued by GIAC at its Customer Service Office. The Issue Date is shown on page 3. Contract years are measured from the Issue Date.

Net Premium: A premium paid by the owner to GIAC in accordance with the provisions of this contract, less annuity taxes, if any.

Reset Date: The first reset date occurs on the seventh Contract Anniversary. Thereafter, each reset date occurs on each subsequent seventh Contract Anniversary.

Unliquidated Net Premiums: The total amount of all Net Premiums paid under this contract that have not been withdrawn.

Valuation Date: A date on which Accumulation Unit values are determined. Accumulation Unit values are determined on each date on which the New York Stock Exchange or its successor is open for trading. Valuations for any date other than a Valuation Date will be determined on the next Valuation Date.

DEFINITIONS – cont’d

Valuation Period: The period between two successive Valuation Dates, beginning after the close of the New York Stock Exchange, generally 4:00 P.M, New York City time, on each Valuation Date and ending at the close of the New York Stock Exchange on the next succeeding Valuation Date.

Variable Investment Options: The investment divisions of The Guardian Separate Account F that are available under this contract.

2. OWNER AND BENEFICIARY

Owner

The owner is the person to whom this contract is issued, or is named as the owner in any later change shown in GIAC’s records. While the annuitant is living, prior to the Annuity Commencement Date, and subject to any assignment on file with GIAC, the owner alone has the right to receive all benefits and exercise all rights this contract grants or GIAC allows. After the death of the annuitant, the beneficiary becomes the new owner.

Joint Owners

If this contract is issued to more than one person or more than one person is named as owner in any later change, as shown in GIAC’s records, GIAC considers them to be joint owners.

Each joint owner will possess an undivided interest in the contract. Any written request for a contract transaction must be signed by each joint owner named in GIAC’s records. Unless otherwise provided, if a joint owner dies, ownership passes to the surviving joint owner(s). When the last joint owner dies, ownership passes to the beneficiary. If no beneficiary is named, ownership passes to the estate of the last surviving joint owner. If there are joint owners, all references to “owner” are deemed to include all joint owners, unless otherwise specified.

Contingent Annuitant

The owner may name a Contingent Annuitant only at issue. If a Contingent Annuitant is shown in GIAC’s records and the annuitant dies prior to the Annuity Commencement Date, the Contingent Annuitant will become the annuitant.

The owner’s right to name a Contingent Annuitant may be restricted under the provisions of a retirement or deferred compensation plan for which this contract is issued. A Contingent Annuitant may be named only if the owner and annuitant are not the same person, and if permitted by the laws of the jurisdiction in which this contract is issued.

Beneficiary

The beneficiary is named by the owner(s) at issue, as shown on page 3, or the beneficiary is named in any later change shown in GIAC’s records. If the annuitant dies before the Annuity Commencement Date, GIAC will pay the death benefit to the beneficiary, as described in “Death Benefits” on page 7. If the annuitant dies on or after the Annuity Commencement Date, any remaining benefit payable under Options V-2 or V-4 of “Variable Annuity Payout Options” on page 15 or Option F-2 or F-4 of “Fixed Annuity Payout Options” on page 16 that falls due after the annuitant’s death will be paid to the beneficiary. Unless otherwise provided, in order to receive the death benefit at the annuitant’s death, a beneficiary must be living on the earlier of:

•	the date proof of the annuitant’s death and all related documents are received in Good Order at GIAC’s Customer Service Office; or

•	the 15th day after the death of the annuitant.

Unless otherwise provided, if no named beneficiary is living on such earlier date, the owner is the beneficiary. If the owner is no longer living, the beneficiary is the owner’s estate.

Contingent Beneficiary

A numbered sequence may be used to name contingent beneficiaries. The beneficiary is the living person(s) designated by the lowest number in the sequence.

OWNER AND BENEFICIARY- cont’d

Concurrent Beneficiary

If more than one person is named with no number or the same number, GIAC considers them to be concurrent beneficiaries. Shares are equal, unless otherwise specified. If shares are equal, the share of a concurrent beneficiary who predeceases both the owner and the annuitant will be shared equally by the surviving concurrent beneficiaries. If unequal shares are specified and a concurrent beneficiary predeceases both the owner and the annuitant, the beneficiary of that share will be the owner.

Change of Owner or Beneficiary

Before the Annuity Commencement Date, the owner may change the ownership of this contract by a written request in Good Order. Such change may be subject to state and federal gift taxes, federal income taxes and penalty taxes. Subject to any existing assignment, the owner may change the beneficiary during the lifetime of the annuitant. The change will take effect as of the date the request is signed, whether or not the owner or annuitant is living when GIAC receives the request in Good Order at its Customer Service Office. However, the change will not apply to any payments made or actions taken by GIAC before the request is received.

Assignment

No assignment will bind GIAC unless it is received at GIAC’s Customer Service Office in Good Order and is accepted by GIAC. An assignment must be signed and dated by both the assignor and the assignee and, as applicable, by the beneficiary. The rights of any owner or beneficiary and the entire contract, as defined in “The Contract” on page 21 will be subject to the assignment. GIAC will rely solely on the assignee’s statement as to the amount of the assignee’s interest. GIAC will not be responsible for any tax consequences arising from or the validity of any assignment, or for any actions taken in reliance on the validity of the assignment.

Unless otherwise provided, the assignee may exercise all rights granted by this contract except:

•	the right to change the owner or beneficiary; and

•	the right to elect an annuity payout option.

Assignments are subject to all payments made or actions taken by GIAC on or before the date GIAC accepts the assignment at its Customer Service Office.

3. ANNUITY BENEFIT

Annuity Benefit

GIAC will make annuity payments to the owner starting on the Annuity Commencement Date shown on page 3 if:

•	the annuitant is then living; and

•	this contract is in force on that date.

The Annuity Commencement Date cannot be later than the annuitant’s 90th birthday. On the Annuity Commencement Date, the amount of the first annuity payment will be calculated by applying the Accumulation Value of the contract, less annuity taxes, if any, under Option V-2 of “Variable Annuity Payout Options” on page 15, unless another option is elected. The payment amounts will vary according to the annuitant’s age and sex. Under Option V-2, payments are guaranteed for a period of 10 years. If the annuitant dies before the end of the guaranteed period, GIAC will pay the balance of the payments to the beneficiary for the remainder of that period, unless the beneficiary elects to be paid the present value of the then current dollar amount of the remaining annuity payments in a lump sum. GIAC will begin making such payment(s) to the beneficiary upon GIAC’s receipt at its Customer Service Office of proof of death in Good Order. See “Payment of Contract Proceeds” on page 14 for an explanation of how annuity payments are determined.

Change of Annuity Commencement Date or Annuity Payout Option

If GIAC consents, the owner may change the Annuity Commencement Date to a date not later than the annuitant’s 90th birthday. The owner may also change any elected annuity payout option before the Annuity Commencement Date. In order to effect either of these changes, unless GIAC agrees otherwise, GIAC must receive the owner’s request in Good Order at its Customer Service Office at least 60 days before the Annuity Commencement Date.

4. SPOUSAL CONTINUATION

Spousal continuation means that the surviving spouse of a deceased owner qualifies to continue the contract and become the owner, and elects (or is deemed to have elected, as described below) to do so.

GIAC must receive written notice in Good Order of the election of spousal continuation by the end of the 90th day after GIAC receives proof in Good Order of the owner’s death at its Customer Service Office. If the surviving spouse qualifies for spousal continuation, as described below, and has not elected a method of payment of the death benefit by the end of the 90 day period, spousal continuation will be deemed to have been elected on the 90th day. This contract may be continued under spousal continuation if:

(a) there are two joint owners; and

•	one of the owners dies before the Annuity Commencement Date and the other joint owner survives; and

•	the two joint owners were married to each other on the date of the deceased owner’s death; and

•	both joint owners were the only named concurrent beneficiaries on the date of the deceased owner’s death;

or

(b) the owner dies and the owner’s spouse is the only named beneficiary on the date of the owner’s death.

If this contract is continued under spousal continuation, the death benefit proceeds will be treated as the initial Accumulation Value of the continued contract. If the death benefit proceeds that would have been paid to the beneficiary on the death of the owner exceed the Accumulation Value of the contract at that time, GIAC will credit to the contract an amount equal to the difference between the death benefit proceeds and the Accumulation Value of the contract. Such amount will be credited to the Allocation Option that invests in The Guardian Cash Fund, Inc. If the deceased owner had been the annuitant, the surviving spouse will become the annuitant. If the deceased owner had been the Contingent Annuitant, the surviving spouse will become the Contingent Annuitant. If this contract is continued under spousal continuation, the death benefit payable on the continued contract will be the Accumulation Value as of the end of the Valuation Period during which GIAC received proof of death of the surviving spouse and all required documents in Good Order.

If the annuitant is changed under spousal continuation, the Annuity Commencement Date will then be the annuitant’s 90th birthday, unless otherwise elected by the owner. If the owner surrenders a contract or makes a partial withdrawal after spousal continuation, all premium payments made prior to spousal continuation will not be subject to a contingent deferred sales charge. All provisions of this contract with respect to contingent deferred sales charges will apply to the partial withdrawal or surrender of any premium payments made after spousal continuation.

5. DEATH BENEFITS

Notwithstanding any provision of this contract to the contrary, no payment of benefits provided under the contract will be allowed that does not satisfy the requirements of section 72(s) of the Internal Revenue Code, as amended from time to time, for contracts issued with a non-qualified status.

Death of Annuitant Before Annuity Commencement Date When the Annuitant is Not an Owner

If the annuitant dies before the Annuity Commencement Date and the annuitant is not an owner, a death benefit becomes payable to the beneficiary, unless the owner has also named a Contingent Annuitant. In such case, the death benefit is payable prior to the Annuity Commencement Date upon the death of the later to survive of the annuitant and Contingent Annuitant.

If the beneficiary predeceases the annuitant, then the death benefit will be paid to the contingent beneficiary, if any. If no beneficiary or contingent beneficiary(ies) is named, then the death benefit will be paid to the owner or, if the owner is no longer living, to the owner’s estate. GIAC will make such payment upon receipt at its Customer Service Office of proof that the annuitant’s death occurred before the Annuity Commencement Date and all required documents are received in Good Order.

DEATH BENEFITS - cont’d

If the annuitant is age 79 or younger on the Issue Date, and the annuitant’s death occurs prior to attainment of age 85, the death benefit payable will be the greatest of:

•	the Accumulation Value as of the end of the Valuation Period during which GIAC received proof of death and all required documents in Good Order, less annuity taxes, if any; or

•	the total amount of premiums paid, less an adjusted amount for each partial withdrawal and any contingent deferred sales charges paid thereon, and annuity taxes, if any. The adjusted amount for each partial withdrawal is determined by:

(i)	dividing the amount of each partial withdrawal, including any applicable contingent deferred sales charges and annuity taxes, by the Accumulation Value immediately before that withdrawal; and

(ii)	multiplying the result of (i) by the death benefit described in this bullet immediately prior to the withdrawal; or

•	the Accumulation Value of the contract as of the Reset Date immediately preceding the annuitant’s date of death, plus any Net Premiums paid subsequent to such Reset Date, less an adjusted amount for each partial withdrawal subsequent to such Reset Date and any contingent deferred sales charges paid thereon, and annuity taxes, if any. The adjusted amount for each partial withdrawal is determined by:

(i)	dividing the amount of each partial withdrawal, including any applicable contingent deferred sales charges and annuity taxes, by the Accumulation Value immediately before that withdrawal; and

(ii)	multiplying the result of (i) by the death benefit described in this bullet immediately prior to the withdrawal.

If the annuitant is age 80 or older on the Issue Date, then the death benefit payable will be the Accumulation Value as of the end of the Valuation Period during which GIAC received proof of the annuitant’s death and all required documents in Good Order, less annuity taxes, if any.

If the annuitant dies on or after attainment of age 85, the death benefit payable will be the Accumulation Value as of the end of the Valuation Period during which GIAC received proof of the annuitant’s death and all required documents in Good Order, less annuity taxes, if any.

The death benefit will be paid in one sum unless:

•	the owner has elected an annuity payout option for the death benefit that is received at GIAC’s Customer Service Office in Good Order at least three business days prior to the date the proceeds are paid; or

•	the owner has not otherwise elected an annuity payout option and the beneficiary has elected an annuity payout option for the death benefit, that is:

•	received at GIAC’s Customer Service Office in Good Order at least three business days prior to the date the proceeds are paid; and

•	received at GIAC’s Customer Service Office in Good Order within one year of the annuitant’s death.

If the death benefit proceeds will not be paid in one lump sum and the death benefit proceeds exceed the Accumulation Value of the contract as of the end of the Valuation Period during which GIAC received proof of death in Good Order, GIAC will credit to the contract an amount equal to the difference between the death benefit proceeds and the Accumulation Value of the contract. Such amount will be credited to the Allocation Option that invests in The Guardian Cash Fund, Inc.

Death of An Owner

If an owner and the annuitant are the same person, and such person dies before the Annuity Commencement Date, then the death benefit becomes payable to the beneficiary, as described in “Death of Annuitant Before Annuity Commencement Date When the Annuitant is Not an Owner” on page 7, except that the death benefit proceeds must be distributed in accordance with the “Special Rules” described below. If an owner and the annuitant are the same person and such person dies on or after the Annuity Commencement Date, then any remaining benefit under Options V-2 or V-4 of “Variable Annuity Payout Options” on page 15 or Option F-2 and F-4 of “Fixed Annuity Payout Options” on page 16, will be paid to the beneficiary.

If an owner and the annuitant are not the same person and that owner dies, then the joint owner(s), if any, becomes the new owner(s). If no joint owner(s) is named, then the beneficiary becomes the new owner.

DEATH BENEFITS - cont’d

Special Rules

If any owner dies before the Annuity Commencement Date, this contract’s entire interest must be distributed within five years of that owner’s date of death. If any owner dies on or after the Annuity Commencement Date but before the entire interest in this contract has been distributed, the remaining portion must be distributed at least as rapidly as under the method of distribution in effect as of the date of such owner’s death.

The distribution requirements set forth above will be considered satisfied as to any portion of the deceased owner’s interest which:

•	is payable to or for the benefit of any new owner; and

•	will be distributed over the life of any such new owner, or over a period not extending beyond the life expectancy of any new owner;

provided such distributions begin within one year of the deceased owner’s death.

In addition, if any new owner is the surviving spouse of the deceased owner, these distribution rules will be applied by treating the spouse as the owner if the surviving spouse elects (or is deemed to have elected) to continue the contract and become the owner, as described in “Spousal Continuation” on page 7.

If any owner is not an individual, the annuitant will be treated as owner for purposes of these distribution requirements and any change in or death of the annuitant will be treated as the death of an owner.

6. PREMIUMS

GIAC will accept premiums under this contract at any time before the Annuity Commencement Date while the annuitant and all owners are living. All premiums are payable at GIAC’s Customer Service Office. Upon request, GIAC will give the owner a receipt signed by one of its officers. The initial contract premium shown on page 3 is due on the Issue Date and is payable in advance.

The minimum amount of any additional premium payment is $100, unless this contract is purchased by or in connection with an employer-sponsored plan or through employee payroll deductions. In such cases, there is no minimum additional premium payment amount. The maximum amount of total premiums paid in any contract year after the first is $1,000,000. This maximum may be exceeded only with GIAC’s written consent.

Allocation of Net Premiums

The owner may allocate all or part of a Net Premium to this contract’s Allocation Options. GIAC reserves the right to limit the number of Allocation Options into which the value of this contract and any Net Premiums paid may be invested at a given time.

Allocation will be based on the percentages chosen by the owner, or as subsequently changed by the owner. GIAC will change the allocation percentages applicable to future payments of Net Premiums upon receipt of the owner’s request in Good Order at its Customer Service Office.

Net Premiums will be applied to purchase Accumulation Units as described on page 12.

Investment Credits

GIAC credits an Investment Credit of 3% of each Net Premium payment to the contract during the first contract year. Each Investment Credit is credited to the contract when the applicable Net Premium payment is allocated to the Allocation Options. Investment Credits are applied pro-rata to the Allocation Options in the same ratio as the applicable Net Premium payment. If this contract is returned during the Right to Cancel Period, GIAC will return to the owner any mortality and expense risk charge and any administrative expense charge assessed on the value of the Investment Credit prior to receipt of the returned contract and cancellation notice.

7. THE SEPARATE ACCOUNT

The Guardian Separate Account F

The Variable Investment Options under this contract are funded by The Guardian Separate Account F (Account F). Account F is a separate investment account established by GIAC under the laws of the state of Delaware. Account F is subject to the laws of the jurisdiction in which this contract is issued.

Account F is registered as a unit investment trust with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940 (the 1940 Act).

Account F is treated as a division of GIAC and is used to provide values and benefits for variable annuity contracts only. GIAC owns the assets in Account F. The assets in Account F are kept separate from:

•	GIAC’s general account; and

•	GIAC’s other separate accounts.

Assets equal to the reserves and contract liabilities of Account F will not be charged with liabilities that arise from any other business GIAC may conduct. GIAC may transfer assets in excess of the reserves and contract liabilities of Account F to the general account. Income and realized and unrealized gains and losses from assets in each Variable Investment Option in Account F are credited to or charged against such Variable Investment Option without regard to income and realized and unrealized gains or losses in Account F’s other Variable Investment Options or GIAC’s general account or other separate accounts. The valuation of all assets in Account F will be determined in accordance with all applicable laws and regulations.

Investment Divisions

Account F consists of several investment divisions or Variable Investment Options. Each investment division of Account F invests in shares of a registered investment company. Such company may include a mutual fund or a separate investment portfolio of a mutual fund, each of which is managed by an investment adviser registered under the Investment Advisers Act of 1940.

The investment divisions available on the Issue Date are listed in the then current prospectus for Account F as it relates to this contract. Each underlying investment company is more fully described in a separate prospectus. Any investment adviser’s fee, if applicable, is described in the appropriate prospectus.

Rights Reserved

GIAC reserves the right to take certain actions that it deems:

•	necessary to serve the best interests of the owner and any beneficiary; and

•	appropriate to carry out the purposes of this contract.

GIAC will exercise its reserved rights only when permitted by applicable law. When required by law, GIAC will obtain approval by the owner, the SEC, or any appropriate regulatory authority. Examples of actions GIAC may take include:

•	deregistering Account F under the 1940 Act;

•	operating Account F in any form permitted under the 1940 Act, or in any other form permitted by law;

•	taking any action necessary to comply with or obtain and continue any exemptions from the 1940 Act;

•	transferring any assets in an investment division:

•	into another investment division; or

•	into one or more separate accounts; or

•	into GIAC’s general account;

•	adding, combining, or removing investment divisions in Account F;

•	substituting, for the contract values held in any investment division, the shares of another class issued by a mutual fund in which such values are invested or the shares of another investment company or any other investment permitted by law;

•	making any other necessary technical changes in this contract in order to conform with any action this provision permits GIAC to take;

THE SEPARATE ACCOUNT – cont’d

•	adding an Allocation Option to, or removing an Allocation Option from, the contract at any time, in GIAC’s reasonable discretion;

•	modifying, adding to, eliminating, or suspending the owner’s ability to allocate Net Premiums or transfer Accumulation Value amounts into any Variable Investment Option; and

•	modifying this contract as necessary in order to preserve the favorable tax treatment currently accorded this contract, including to prevent the owner from being considered the owner of the assets in Account F.

GIAC will notify the owner if any of these actions results in a material change in the underlying investments of any investment division to which part of the Accumulation Value of this contract is allocated. Details of any such change in the underlying investments of an investment division of Account F will be filed with any regulatory authority where required and will be subject to any required approval.

8. TRANSFERS

The owner may transfer all or a portion of this contract’s value among the Variable Investment Options, subject to the restrictions described below. GIAC must receive the owner’s written request for transfer at its Customer Service Office in Good Order. GIAC reserves the right:

•	to limit transfers among the Variable Investment Options to once every 30 days; and

•	to charge for each transfer. The maximum amount of any transfer charge is $25. GIAC will deduct any transfer charge on a pro rata basis from the Variable Investment Options from which the amounts were transferred.

GIAC also reserves the right, in its reasonable discretion, to limit, modify, restrict, suspend or eliminate the owner’s right to make transfers. A limitation or modification could be applied to transfers to, or from, one or more of the Variable Investment Options and could include, but is not limited to:

•	requiring the owner’s transfer requests to be made by the owner through the U.S. Postal Service or otherwise restricting electronic or telephonic transaction privileges;

•	refusing or otherwise restricting any transfer request by an owner which GIAC believes alone or with a group of transfer requests may have a detrimental effect on Account F or the underlying Variable Investment Options; or if GIAC is informed by any registered investment company of a Variable Investment Option that the purchase or redemption of shares to execute a transfer request would have a detrimental effect on the applicable underlying Variable Investment Option(s).

Transfers Before the Annuity Commencement Date

During the period up to 30 days before the Annuity Commencement Date, the owner may transfer all or a portion of the Accumulation Units credited under this contract among the Variable Investment Options, subject to the limit set by GIAC on the number of Variable Investment Options into which the Accumulation Value of the contract may be invested, if any.

Transfers After the Annuity Commencement Date

After the Annuity Commencement Date, if the owner has elected a variable annuity payout option, the owner may transfer all or a portion of the Annuity Units credited under such option among the Variable Investment Options. Transfers may be made only once each month. GIAC must receive transfer instructions in Good Order at least 15 days before the due date of the first variable annuity payment to which the transfer will apply.

The number of additional Annuity Units credited to a newly elected Variable Investment Option will be equal to (a) divided by (b), where:

(a) is the dollar amount of the variable annuity payment that is to be transferred as of the transfer date; and

(b) is the value of an Annuity Unit in the newly elected Variable Investment Option as of the transfer date.

9. ACCUMULATION VALUE

Accumulation Value

The portion of the Accumulation Value attributable to a particular Variable Investment Option is determined by multiplying (a) by (b), where:

(a)	is the number of Accumulation Units credited to this contract for that particular Variable Investment Option; and

(b)	is the then current Accumulation Unit value for that Variable Investment Option.

This contract does not have any Accumulation Value on or after the Annuity Commencement Date.

GIAC guarantees that the dollar amount of the Accumulation Value will not be adversely affected by the actual administrative expenses it incurs or variations in mortality experience.

Accumulation Units

Amounts allocated or transferred to a Variable Investment Option before the Annuity Commencement Date are used to purchase variable Accumulation Units. Accumulation Units are redeemed and cancelled when amounts are deducted, withdrawn, or transferred from a Variable Investment Option. The number of Accumulation Units purchased or redeemed in a Variable Investment Option equals (a) divided by (b), where:

(a)	is the dollar value of the transaction; and

(b)	is the value of an Accumulation Unit for the applicable Variable Investment Option as of the Valuation Date on which the transaction is processed.

Accumulation Unit Value for a Variable Investment Option

The Accumulation Unit value for a Variable Investment Option depends on the investment experience of that option and therefore may increase or decrease daily.

GIAC determines the Accumulation Unit value for each Variable Investment Option for every Valuation Period. The Accumulation Unit value for a Variable Investment Option for any Valuation Period is (a) multiplied by (b), where:

(a)	is the Accumulation Unit value for that Variable Investment Option for the immediately preceding Valuation Period; and

(b)	is the net investment factor, as described below, for the current Valuation Period.

During the first four contract years, GIAC will assess a daily charge of .000042797 of the value of the assets allocated to each Variable Investment Option for its assumption of mortality and expense risks. On an annual basis, the charge is equal to 1.55% of the value of the assets allocated to these Variable Investment Options.

Net Investment Factor

During the fifth and later contract years, GIAC will assess a daily charge of .000040016 of the value of the assets allocated to each Variable Investment Option for its assumption of mortality and expense risks. On an annual basis, this charge is equal to 1.45% of the value of the assets allocated to these Variable Investment Options.

GIAC will assess a daily charge of .000005485 of the value of the assets allocated to each Variable Investment Option for administrative expenses. On an annual basis, this charge is equal to .20% of the value of the assets allocated to these Variable Investment Options.

The net investment factor is used to calculate the value of an Accumulation Unit in any Variable Investment Option for a Valuation Period. The net investment factor is determined by dividing the sum of (a) and (b) by (c), and subtracting (d) from the result, where:

(a)	is the net asset value per share of the investments held by the Variable Investment Option for the current Valuation Period.

(b)	is the per share amount of any dividends or other distributions made by the investments held by the Variable Investment Option during the current Valuation Period.

(c)	is the net asset value per share of the investments held by the Variable Investment Option for the immediately preceding Valuation Period.

(d)	is the sum of the daily charges GIAC deducts from the Variable Investment Options for:

•	the mortality and expense risks and administrative expenses assumed by GIAC; and

•	annuity taxes, if any.

The net investment factor may be less than 1.00 since it is based on the investment experience of Account F.

ACCUMULATION VALUE - cont’d

Contract Fee

On each Contract Anniversary on or before the Annuity Commencement Date, GIAC will deduct a contract fee of $35 from the Accumulation Value of this contract. This fee will be deducted from each Variable Investment Option in proportion to the portion of the Accumulation Value attributable to each particular Allocation Option on that Contract Anniversary. However, if this contract is surrendered on a date other than a Contract Anniversary, GIAC will deduct the contract fee on the date of surrender. GIAC will waive the contract fee if the Accumulation Value on the Contract Anniversary or upon total surrender is $100,000 or more.

Tax Charge

In jurisdictions in which a tax is payable when premium payments are received, GIAC will deduct the amount of tax payable from the Accumulation Value of the contract when it is applied under a payout option, upon surrender or upon death.

In jurisdictions that do not require payment of a tax, the above paragraph will not apply.

10. SURRENDERS AND WITHDRAWALS

Surrender of Contract

Before the Annuity Commencement Date and while the annuitant is living, the owner may surrender this contract for its surrender value as defined below. The contract will then terminate. The owner’s request for such surrender must be received in Good Order by GIAC at its Customer Service Office. This contract must be sent to GIAC’s Customer Service Office for cancellation.

The surrender value is determined by deducting (b), (c) and (d) from (a), where:

(a)	is the Accumulation Value as of the Valuation Date on which GIAC receives the owner’s written request for surrender in Good Order;

(b)	is any applicable contingent deferred sales charge, as described below;

(c)	is any applicable contract fee; and

(d)	is annuity taxes, if any.

Partial Withdrawals

Before the Annuity Commencement Date and while the annuitant is living, the owner may withdraw part of the Accumulation Value of this contract, subject to the conditions described below. The owner’s request for any partial withdrawal must be received in Good Order by GIAC at its Customer Service Office.

Any partial withdrawal payment will be reduced by any contingent deferred sales charges (described below) and any applicable annuity taxes. The amount of any partial withdrawal and any applicable contingent deferred sales charge and annuity taxes, if any, will be deducted from the Variable Investment Options in proportion to the amount of the Accumulation Value attributable to each Variable Investment Option as of the Valuation Date on which GIAC receives the owner’s written request for withdrawal in Good Order.

The total Accumulation Value remaining after a partial withdrawal must be at least $2,000. If a partial withdrawal results in the Accumulation Value falling below $2,000, then GIAC reserves the right to cancel the contract and pay the surrender value to the owner.

Contingent Deferred Sales Charges

If the owner makes a partial withdrawal or surrenders the contract, a contingent deferred sales charge may be applied against amounts withdrawn or surrendered during the first five contact years. A contingent deferred sales charge will not apply to amounts withdrawn or surrendered during the sixth contract year or later.

SURRENDERS AND WITHDRAWALS – cont’d

If this contract is surrendered, GIAC will deduct, if applicable, a contingent deferred sales charge and the contract fee from the amount otherwise payable. (See “Surrender of Contract” provision above). Premium payments made in the sixth contract year and later will not be subject to a contingent deferred sales charge upon withdrawal. The amount of the contingent deferred sales charge, if any, will be a percentage, as shown in the table below, of the amount withdrawn or surrendered during the first five contract years that is attributable to premium payments made in the first five contract years.

Contract Year	Contingent Deferred Sales Charge Percentage
1	4%
2	3%
3	3%
4	2%
5	2%
6 and later	0%

The maximum contingent deferred sales charge will be equal to 4% of the lesser of:

•	the total of all premium payments made within the first five contract years; or

•	the amount withdrawn or surrendered.

However, in the first five contract years, the owner may make a partial withdrawal, without incurring a contingent deferred sales charge, of an amount equal to the greater of:

•	the excess of the Accumulation Value on the date of withdrawal over the Unliquidated Net Premium payments made in the first five contract years; or

•	10% of the total premium payments made during the first five contract years, minus the aggregate amount of all prior partial withdrawals made during the current contract year.

If this contract is surrendered, the 10% free withdrawal provision is not applicable.

For the purpose of calculating the contingent deferred sales charge, all amounts are withdrawn on a basis to minimize the contingent deferred sales charge.

If this contract has been continued under spousal continuation, see Section 4 on page 7 for calculating any applicable contingent deferred sales charge if an owner makes a partial withdrawal or surrenders the contract.

11. PAYMENT OF CONTRACT PROCEEDS

Annuity Payments

If the annuitant is living and this contract is in force on the Annuity Commencement Date, GIAC will make variable annuity payments to the owner under Variable Annuity Payout Option V-2, as stated in “Annuity Benefit” on page 6, or, if elected, one of the other annuity payout options. Payment of any annuity benefit or death benefit may be made under either a fixed or variable annuity payout option or a combination of both. If annuity payout option F-3 or V-3 is chosen, the owner must also select a joint annuitant during the annuitant’s lifetime.

All annuity payments are based on:

•	the sex and age of the annuitant at the birthday nearest the date payments are to begin; and

•	the annuity payout option elected.

The Annuity Payout Option Tables are based on the Annuity 2000 Mortality Table.

Payees

While the annuitant is living, the owner may name or change one or more beneficiaries who will be the payee or payees under an annuity payout option after the death of the annuitant.

PAYMENT OF CONTRACT PROCEEDS - cont’d

Only individuals who are to receive payments in their own behalf may be named as payees, unless GIAC agrees otherwise.

Variable Annuity Payout Options

The amount of any variable annuity payments after the first will increase or decrease according to the value of the variable Annuity Units, which reflect the investment experience of the Variable Investment Option(s) elected.

The amount of each variable annuity payment under a variable annuity payout option depends upon an assumed investment return (AIR) chosen by the owner. The effective annual AIR chosen can be:

•	0%; or

•	3 1/2%; or

•	5%, if allowed by applicable law or regulation.

Once an AIR is chosen, it cannot be changed. If no choice is made, an effective annual interest rate of 3½% will be used as the assumed investment return. The variable annuity payout rates shown on page 19 for the variable annuity payout options are based on the 3½% AIR. The amount of the first monthly payment for the 3½% assumed investment return payout options will be based on rates not less than the rates shown in the Variable Annuity Payout Option Tables on page 19. The interest rate used to compute the present value of any remaining unpaid payments will be the assumed investment return.

Option V-1 - Life Annuity without Guaranteed Period

GIAC will make variable annuity payments during the lifetime of the annuitant. GIAC does not guarantee a minimum number of annuity payments under this option. This option does not provide a death benefit to any beneficiaries upon the annuitant’s death.

Option V-2 - Life Annuity with 10 Year Guaranteed Period

GIAC will make variable annuity payments during the lifetime of the annuitant. Payments are guaranteed for a period of 10 years. If the annuitant dies before the end of the guaranteed period, GIAC will pay the balance of the payments to the beneficiary for the remainder of that period, unless the beneficiary elects to be paid the present value of the current dollar amount of the then remaining annuity payments in a lump sum. If the beneficiary dies while receiving such payments, the present value of the remaining number of variable annuity payments will be paid in one sum to the beneficiary’s estate.

Option V-3 - Joint and Survivor Annuity

GIAC will make variable annuity payments while the annuitant and the joint annuitant are living and during the survivor’s remaining lifetime. Under a Joint and Survivor Variable Annuity, payments will continue while both annuitants are alive and during the survivor’s remaining lifetime. When an annuitant dies, variable payments based on two-thirds of the number of Annuity Units in effect while both were living will continue for the lifetime of the survivor.

Option V-4 - Variable Annuity Payments to Age 100

GIAC will make monthly variable annuity payments only, which will continue for a whole number of years. The number of years will equal 100 minus the annuitant’s nearest age on the Annuity Commencement Date. If the annuitant dies during the payment period, GIAC will pay the balance of the payments to the beneficiary for the remainder of that period, unless the beneficiary elects to be paid the present value of the current dollar amount of the then remaining payments in a lump sum. If the beneficiary dies while receiving such payments, the present value of the remaining number of payments will be paid in one sum to the beneficiary’s estate. Under this option, the payee has the right to change to Option V-1, the Life Annuity without Guaranteed Period option. The present value of the remaining payments will be applied to a Life Annuity without Guaranteed Period.

Under Option V-4, the payee has the right to withdraw all or a portion of the present value of the remaining payments. This would result in a reduction in future payments. The following conditions apply to partial withdrawals:

•	the payee may not withdraw less than $500;

•	after making a partial withdrawal, the present value of the remaining payments must be at least $2,000 and the remaining monthly payment must be at least $20; and

•	one partial withdrawal is permitted each quarter without an administrative charge, and additional withdrawals are permitted at an administrative charge not to exceed the lesser of $25 or 2% of the amount withdrawn.

PAYMENT OF CONTRACT PROCEEDS - cont’d

If a partial withdrawal request does not meet the conditions stated in the second bullet above, GIAC will attempt to contact the owner for additional instructions. If GIAC does not receive revised instructions that comply with the conditions stated in the second bullet above in Good Order at its Customer Service Office within five Valuation Dates of the original request, GIAC will pay the owner the present value of the remaining payments and cancel the contract. This withdrawal is subject to any applicable contract charges and contingent deferred sales charges, and may have tax consequences.

If a contingent deferred sales charge was applicable, but was waived at the time the contract proceeds were applied to this payout option, the amount withdrawn or surrendered will be reduced by a portion of the contingent deferred sales charge applicable at that time. The reduction in the amount withdrawn or surrendered will be (a) times ((b) divided by (c)) times (d), where:

(a)	is the contingent deferred sales charge that was applicable at the time the contract proceeds were applied to this payout option.

(b)	is the number of whole months of any remaining unpaid payments until the contingent deferred sales charge would have expired.

(c)	is the number of whole months remaining when the contract proceeds were applied to the payout option until the contingent deferred sales charge would have expired.

(d)	is the amount of the present value of payments withdrawn divided by the total present value of the payments.

Fixed Annuity Payout Options

Option F-1 - Life Annuity without Guaranteed Period

GIAC will make fixed annuity payments during the lifetime of the annuitant. GIAC does not guarantee a minimum number of annuity payments under this option. This option does not provide a death benefit to any beneficiaries upon the annuitant’s death. The amount of a payment is based on the Option F-1 table on page 20. The guaranteed payments shown in the Option F-1 table include interest at a rate of 3% a year.

Option F-2 - Life Annuity with 10 Year Guaranteed Period

GIAC will make fixed annuity payments during the lifetime of the annuitant. The amount of a payment will be based on the Option F-2 table on page 20. The guaranteed payments shown in the Option F-2 table include interest at a rate of 3% a year. Payments are guaranteed for a period of 10 years. If the annuitant dies before the end of the guaranteed period, GIAC will pay the balance of the payments to the beneficiary for the remainder of that period, unless the beneficiary elects to be paid the present value of the then remaining annuity payments in a lump sum. If the beneficiary dies while receiving such payments, the present value of the remaining number of annuity payments will be paid to the beneficiary’s estate.

Option F-3 - Joint and Survivor Annuity

GIAC will make fixed annuity payments while the annuitant and the joint annuitant are living and during the survivor’s remaining lifetime. When an annuitant dies, payments based on two-thirds of the amount of the payment in effect while both were living will continue for the lifetime of the survivor. The amount of a payment for a Joint and Two-Thirds Survivor Annuity will be based on the Option F-3 table on page 20. The guaranteed payments shown in the Option F-3 table include interest at a rate of 3% a year.

Option F-4 - Annuity Payments to Age 100

GIAC will make monthly fixed payments only, which will continue for a whole number of years. The number of years will equal 100 minus the annuitant’s nearest age on the Annuity Commencement Date. If this option is chosen, it will earn interest at the then current rate as set by GIAC. GIAC will declare a new interest rate for this option on January 1st of each year. This interest rate will remain in effect through December 31st of that calendar year. During the first calendar year in which contract proceeds are applied to this option, GIAC will credit interest to this contract through December 31st of that calendar year at the interest rate that is declared on January 1st of that year. The amount of any payments will increase if the credited rate is greater than the guaranteed interest rate of 3%. If the annuitant dies during the payment period, GIAC will pay the balance of the payments to the beneficiary for the remainder of that period, unless the beneficiary elects to be paid the present value of the current dollar amount of the then remaining annuity payments in a lump sum. If the beneficiary dies while receiving such payments, the present value of the remaining number of payments will be paid in one sum to the beneficiary’s estate. The interest rate used to compute the present value of any remaining unpaid payments will be the guaranteed interest rate of 3%.

PAYMENT OF CONTRACT PROCEEDS, cont’d

Under this option the payee has the right to change to Option F-1, the Life Annuity without Guaranteed Period Option. The present value of the remaining payments will be applied to a Life Annuity without Guaranteed Period.

Under Option F-4, the payee has the right to withdraw all or a portion of the present value of the remaining payments. This would result in a reduction in future payments. The following conditions apply to partial withdrawals:

•	the payee may not withdraw less than $500;

•	after making a partial withdrawal, the present value of the remaining payments must be at least $2,000 and the remaining monthly payment must be at least $20; and

•	one partial withdrawal is permitted each quarter without an administrative charge, and additional withdrawals are permitted at an administrative charge not to exceed the lesser of $25 or 2% of the amount withdrawn.

If a partial withdrawal request does not meet the conditions stated in the second bullet above, GIAC will attempt to contact the owner for additional instructions. If GIAC does not receive revised instructions that comply with the conditions stated in the second bullet above in Good Order at its Customer Service Office within five Valuation Dates of the original request, GIAC will pay the owner the present value of the remaining payments and cancel the contract. This withdrawal is subject to any applicable contract charges and contingent deferred sales charges, and may have tax consequences.

If a contingent deferred sales charge was applicable, but was waived at the time the contract proceeds were applied to this payout option, the amount withdrawn or surrendered will be reduced by a portion of the contingent deferred sales charge applicable at that time. The reduction in the amount withdrawn or surrendered will be (a) times ((b) divided by (c)) times (d), where:

(a)	is the contingent deferred sales charge that was applicable at the time the contract proceeds were applied to this payout option.

(b)	is the number of whole months of any remaining unpaid payments until the contingent deferred sales charge would have expired.

(c)	is the number of whole months remaining when the contract proceeds were applied to the payout option until the contingent deferred sales charge would have expired.

(d)	is the amount of the present value of payments withdrawn divided by the total present value of the payments.

Determination of Annuity Payments

On the Annuity Commencement Date, GIAC will determine the Accumulation Value. The portion of the Accumulation Value attributable to each Variable Investment Option is determined by multiplying (a) by (b), and deducting (c) from the result, where:

(a)	is the Accumulation Unit value on the Valuation Date as of the date the first annuity payment is calculated;

(b)	is the number of Accumulation Units credited to the owner’s account as of the date the first annuity payment is calculated; and

(c)	is any applicable annuity taxes not previously deducted.

The Variable Annuity Payout Option Tables on page 19 indicate the dollar amount of the first annuity payment for each Variable Annuity Payout Option that can be purchased with each $1,000 of Accumulation Value. The Fixed Annuity Payout Option Tables on page 20 indicate the dollar amount of the guaranteed monthly annuity payment for each Fixed Annuity Payout Option that can be purchased with each $1,000 of Accumulation Value. The first guaranteed variable annuity payment and guaranteed fixed annuity payments are determined by multiplying (a) by (b), where:

(a)	is the amount shown in the applicable table for the annuitant’s sex and age on the Annuity Commencement Date; and

(b)	is the number of thousands of dollars of Accumulation Value.

Annuity Unit Values

If a Variable Annuity Payout Option has been elected, the Accumulation Value of this contract will be applied to purchase Annuity Units. Annuity Units are used to determine the amount of each variable annuity payment after the first.

The value of an Annuity Unit is determined independently for each Variable Investment Option. The dollar value of Annuity Units may increase or decrease depending upon the investment experience of the Variable Investment Option(s) elected.

PAYMENT OF CONTRACT PROCEEDS, cont’d

The value of an Annuity Unit in each Variable Investment Option was established at $1.00 on the date operations began for each such Variable Investment Option. The value of an Annuity Unit at the end of any subsequent Valuation Period is equal to (a) multiplied by (b), where:

(a)	is the Annuity Unit value for the immediately preceding Valuation Period; and

(b)	is the annuity change factor for the current Valuation Period.

The annuity change factor is equal to the net investment factor (as described in “Net Investment Factor” on page 11) for the same Valuation Period, adjusted to recognize the assumed investment return used in determining the amounts of variable annuity payments. The valuation of all assets in Account F will be determined in accordance with all applicable laws and regulations.

Determination of Variable Annuity Payments After the First

The amount of each variable annuity payment made after the first is determined by multiplying (a) by (b), where:

(a)	is the number of Annuity Units in each Variable Investment Option; and

(b)	is the appropriate Annuity Unit value as of the Valuation Date 10 days prior to the date the variable annuity payment is due.

The number of Annuity Units in each option is determined by dividing (a) by (b), where:

(a)	is the amount of the first variable annuity payment for each Variable Investment Option; and

(b)	is the value of the Annuity Unit on the date the first variable annuity payment is made.

The number of Annuity Units remains fixed during the annuity payment period, provided no transfers among Variable Investment Options are made or partial withdrawals are taken from Option V-4 or there is a conversion from Option V-4 to Option V-1.

GIAC guarantees that the dollar amount of each variable annuity payment after the first will not be adversely affected by:

•	the actual administrative expenses it incurs; or

•	variations in mortality experience from the mortality assumptions upon which the first payment is based.

Annuity Payout Options: General Provisions

•	At least $2,000 must be applied under an Annuity Payout Option. Proceeds of a smaller amount will be paid to the owner in one sum and the contract will be cancelled.

•	GIAC reserves the right to change the frequency of payment if monthly annuity payments are or become $20 or less.

•	GIAC requires satisfactory proof in Good Order of the age and sex of the annuitant prior to the date annuity payments begin.

•	The annuity payout options will not be available with respect to any part of the proceeds payable to an assignee or to other than a natural person entitled to receive proceeds, except with the consent of GIAC.

•	The owner or any payee does not have the right to advance or assign payments made under an annuity payout option.

•	To the extent permitted by law, the death benefit and the payments made under an annuity payout option will not be subject to encumbrance, or to the claims of creditors or legal process.

•	The greater of the guaranteed settlement option rates or the current rates in use by GIAC at the time of annuitization are to be used.

•	Payout Options V-1, V-2, V-3, F-1, F-2 and F-3 are irrevocable and have no surrender value.

VARIABLE ANNUITY PAYOUT OPTION TABLES

DOLLAR AMOUNT OF THE FIRST MONTHLY VARIABLE ANNUITY PAYMENT PURCHASED

WITH EACH $1,000 OF PROCEEDS APPLIED

	Option V-1		Option V-2		Option V-3 Joint and Two-Thirds Survivor Annuity				Option V-4
Nearest Age of Annuitant at Date of First Payment	Life Annuity No period certain		Life Annuity 10 years certain		Nearest Age of Male Annuitant at Date of First Payment	Nearest Age of Female Annuitant at Date of First Payment			Variable Annuity Payments to Age 100
	M	F	M	F		Age 5 Yrs Less	Same Age	Age 5 Yrs Older	Age	Years to 100
40	3.65	3.49	3.65	3.49	40	3.44	3.50	3.57	40	60	3.278884
41	3.69	3.52	3.68	3.51	41	3.46	3.52	3.59	41	59	3.295654
42	3.72	3.54	3.72	3.54	42	3.49	3.55	3.63	42	58	3.313193
43	3.76	3.57	3.75	3.57	43	3.51	3.58	3.66	43	57	3.331544
44	3.80	3.60	3.79	3.60	44	3.54	3.61	3.69	44	56	3.350752
45	3.84	3.63	3.83	3.63	45	3.57	3.64	3.73	45	55	3.370867
46	3.88	3.67	3.87	3.66	46	3.59	3.68	3.77	46	54	3.391942
47	3.93	3.70	3.92	3.70	47	3.63	3.71	3.81	47	53	3.414033
48	3.98	3.74	3.96	3.73	48	3.66	3.75	3.85	48	52	3.437204
49	4.03	3.78	4.01	3.77	49	3.69	3.78	3.89	49	51	3.461518
50	4.08	3.82	4.06	3.81	50	3.73	3.83	3.94	50	50	3.487049
51	4.13	3.86	4.11	3.85	51	3.76	3.87	3.99	51	49	3.513873
52	4.19	3.90	4.17	3.89	52	3.80	3.91	4.04	52	48	3.542074
53	4.25	3.95	4.22	3.94	53	3.84	3.96	4.09	53	47	3.571742
54	4.31	4.00	4.28	3.99	54	3.89	4.01	4.15	54	46	3.602977
55	4.38	4.05	4.35	4.04	55	3.93	4.06	4.21	55	45	3.635886
56	4.45	4.11	4.41	4.09	56	3.98	4.11	4.27	56	44	3.670585
57	4.52	4.16	4.48	4.15	57	4.03	4.17	4.33	57	43	3.707204
58	4.60	4.22	4.56	4.21	58	4.08	4.23	4.41	58	42	3.745882
59	4.68	4.29	4.63	4.27	59	4.14	4.30	4.48	59	41	3.786772
60	4.77	4.36	4.71	4.33	60	4.19	4.36	4.56	60	40	3.830045
61	4.86	4.43	4.80	4.40	61	4.26	4.44	4.64	61	39	3.875886
62	4.96	4.51	4.89	4.48	62	4.32	4.51	4.73	62	38	3.924502
63	5.07	4.59	4.99	4.55	63	4.39	4.59	4.83	63	37	3.976120
64	5.18	4.67	5.09	4.64	64	4.46	4.68	4.93	64	36	4.030995
65	5.30	4.77	5.20	4.72	65	4.54	4.77	5.04	65	35	4.089409
66	5.43	4.86	5.31	4.81	66	4.62	4.87	5.15	66	34	4.151677
67	5.57	4.97	5.42	4.91	67	4.71	4.97	5.28	67	33	4.218154
68	5.71	5.08	5.55	5.01	68	4.80	5.08	5.41	68	32	4.289237
69	5.87	5.20	5.67	5.12	69	4.90	5.20	5.55	69	31	4.365376
70	6.04	5.33	5.81	5.24	70	5.01	5.33	5.70	70	30	4.447079
71	6.22	5.46	5.95	5.36	71	5.12	5.46	5.87	71	29	4.534927
72	6.40	5.61	6.09	5.49	72	5.24	5.61	6.04	72	28	4.629580
73	6.60	5.77	6.24	5.62	73	5.36	5.76	6.22	73	27	4.731799
74	6.82	5.94	6.39	5.76	74	5.50	5.92	6.42	74	26	4.842461
75	7.04	6.12	6.55	5.91	75	5.64	6.10	6.63	75	25	4.962583
76	7.28	6.32	6.71	6.07	76	5.79	6.29	6.86	76	24	5.093349
77	7.54	6.53	6.87	6.23	77	5.95	6.49	7.10	77	23	5.236154
78	7.81	6.76	7.04	6.40	78	6.13	6.70	7.35	78	22	5.392642
79	8.10	7.01	7.21	6.58	79	6.31	6.93	7.63	79	21	5.564772
80	8.41	7.27	7.38	6.76	80	6.51	7.18	7.93	80	20	5.754894

The variable income rates shown above are based on an effective annual AIR of 3 1/2% per year. The dollar amount of the monthly annuity payment purchased for ages and AIRs not shown in the tables is available upon request.

FIXED ANNUITY PAYOUT OPTION TABLES

DOLLAR AMOUNT OF THE MONTHLY ANNUITY PAYMENT PURCHASED

WITH EACH $1,000 OF PROCEEDS APPLIED

	Option F-1		Option F-2		Option F-3 Joint and Two-Thirds Survivor Annuity				Option F-4
Nearest Age of Annuitant at Date of First Payment	Life Annuity No period certain		Life Annuity 10 years certain		Nearest Age of Male Annuitant at Date of First Payment	Nearest Age of Female Annuitant at Date of First Payment			Annuity Payments to Age 100
	M	F	M	F		Age 5 Yrs Less	Same Age	Age 5 Yrs Older	Age	Years to 100
40	3.35	3.18	3.34	3.18	40	3.13	3.19	3.26	40	60	2.963146
41	3.38	3.21	3.38	3.20	41	3.15	3.21	3.29	41	59	2.981431
42	3.42	3.24	3.41	3.23	42	3.17	3.24	3.32	42	58	3.000502
43	3.46	3.26	3.45	3.26	43	3.20	3.27	3.36	43	57	3.020402
44	3.50	3.30	3.49	3.29	44	3.23	3.30	3.39	44	56	3.041177
45	3.54	3.33	3.53	3.33	45	3.26	3.34	3.43	45	55	3.062876
46	3.58	3.36	3.57	3.36	46	3.29	3.37	3.47	46	54	3.085552
47	3.63	3.40	3.62	3.39	47	3.32	3.41	3.51	47	53	3.109261
48	3.68	3.44	3.66	3.43	48	3.35	3.45	3.55	48	52	3.134067
49	3.73	3.48	3.71	3.47	49	3.39	3.48	3.59	49	51	3.160033
50	3.78	3.52	3.76	3.51	50	3.42	3.53	3.64	50	50	3.187233
51	3.83	3.56	3.82	3.55	51	3.46	3.57	3.69	51	49	3.215742
52	3.89	3.61	3.87	3.60	52	3.50	3.62	3.74	52	48	3.245644
53	3.95	3.65	3.93	3.65	53	3.54	3.66	3.80	53	47	3.277031
54	4.02	3.70	3.99	3.69	54	3.59	3.71	3.85	54	46	3.310000
55	4.08	3.76	4.06	3.75	55	3.63	3.77	3.92	55	45	3.344659
56	4.16	3.81	4.12	3.80	56	3.68	3.82	3.98	56	44	3.381125
57	4.23	3.87	4.19	3.86	57	3.73	3.88	4.05	57	43	3.419526
58	4.31	3.93	4.27	3.92	58	3.79	3.94	4.12	58	42	3.460002
59	4.39	4.00	4.35	3.98	59	3.84	4.01	4.19	59	41	3.502705
60	4.48	4.07	4.43	4.05	60	3.90	4.08	4.27	60	40	3.547807
61	4.57	4.14	4.52	4.12	61	3.96	4.15	4.36	61	39	3.595491
62	4.67	4.22	4.61	4.19	62	4.03	4.23	4.45	62	38	3.645966
63	4.78	4.30	4.71	4.27	63	4.10	4.31	4.54	63	37	3.699457
64	4.89	4.39	4.81	4.35	64	4.17	4.39	4.65	64	36	3.756220
65	5.01	4.48	4.92	4.44	65	4.25	4.49	4.75	65	35	3.816536
66	5.14	4.58	5.03	4.53	66	4.34	4.58	4.87	66	34	3.880720
67	5.28	4.68	5.15	4.63	67	4.42	4.69	5.00	67	33	3.949127
68	5.43	4.80	5.27	4.74	68	4.52	4.80	5.13	68	32	4.022153
69	5.58	4.92	5.40	4.84	69	4.62	4.92	5.27	69	31	4.100249
70	5.75	5.04	5.53	4.96	70	4.72	5.05	5.42	70	30	4.183923
71	5.93	5.18	5.67	5.08	71	4.83	5.18	5.58	71	29	4.273754
72	6.11	5.33	5.82	5.21	72	4.95	5.32	5.76	72	28	4.370404
73	6.31	5.49	5.97	5.35	73	5.08	5.48	5.94	73	27	4.474633
74	6.53	5.66	6.12	5.49	74	5.21	5.64	6.14	74	26	4.587317
75	6.75	5.84	6.28	5.64	75	5.35	5.82	6.35	75	25	4.709473
76	6.99	6.04	6.44	5.80	76	5.51	6.00	6.57	76	24	4.842286
77	7.24	6.25	6.61	5.97	77	5.67	6.21	6.81	77	23	4.987150
78	7.51	6.48	6.78	6.14	78	5.84	6.42	7.07	78	22	5.145709
79	7.81	6.72	6.95	6.31	79	6.03	6.65	7.35	79	21	5.319923
80	8.12	6.99	7.13	6.50	80	6.23	6.89	7.64	80	20	5.512141

The dollar amount of the monthly annuity payment purchased for ages not shown in the tables is available upon request.

12. GENERAL PROVISIONS

The Contract

The entire contract consists of the Basic Contract and any attached endorsements or additional benefit riders. GIAC relied upon the statements made by the applicant in issuing this contract. All statements made by the applicant are assumed to be true to the best knowledge and belief of the person(s) making them. These statements are representations and not warranties.

Only the President, a Vice President, or the Secretary of GIAC may make or modify this contract, and then only in writing. No agent is authorized to:

•	change this contract;

•	waive any of GIAC’s requirements; or

•	waive an answer to any question in the application(s).

GIAC will not be bound by any promise or statement made by any agent or other person except as stated above.

GIAC may at any time make any change in this contract to the extent that such change is required in order to make this contract conform with any law or any regulation issued by any governmental authority to which it is subject.

Any paid-up annuity benefit, surrender value, or death benefit payable under this contract is not less than the minimum required by the jurisdiction in which this contract is delivered.

Age and Sex

If the age or sex of the annuitant has been misstated, GIAC will adjust any benefit payable under this contract, based on the correct age and sex. Overpayments made by GIAC because of such misstatement, with interest at 6% a year, compounded annually, will be charged against benefits falling due after the adjustment. If underpayments are made by GIAC because of such misstatement, GIAC will pay the balance immediately, with 6% interest, compounded annually.

Proof of Age and Survival

GIAC has the right to require satisfactory proof:

•	of the age of the payee or payees; and

•	that a payee is living when a payment is contingent upon the payee’s survival.

GIAC has the right to discontinue annuity payments until proof in Good Order is received by GIAC at its Customer Service Office.

Communications with GIAC

GIAC receives all communications only at its Customer Service Office. Please include the contract number, full names of any owner(s) and annuitant, and each owner’s current address in all correspondence with GIAC.

Payments by GIAC

Any payment by GIAC under this contract is payable at its Customer Service Office. GIAC reserves the right to require surrender of this contract prior to payment of the death benefit.

Nonparticipating

This contract is not eligible for dividends and will not share in the surplus earnings of GIAC.

Ownership of the Assets

GIAC shall have ownership and control of its assets, including all assets allocated to Account F.

GENERAL PROVISIONS - cont’d

Inactive Contract

GIAC may terminate the contract by paying the owner the Accumulation Value in one sum, if prior to the Annuity Commencement Date:

•	the owner makes no premium payments for two consecutive years;

•	the total amount of premium payments made, less any partial withdrawals, is less than $2,000; and

•	the Accumulation Value on or after the end of such two year period is less than $2,000.

Taxes

GIAC will not be responsible for any tax consequences arising out of any transactions or ownership of this contract.

Deferment

GIAC will ordinarily pay any partial withdrawals or surrender proceeds within seven (7) days after the date the owner’s request for withdrawal or surrender is received in Good Order by GIAC at its Customer Service Office. However, when permitted by law, GIAC may defer payment of any partial withdrawals or surrender proceeds for up to 6 months after written request for such withdrawal or surrender is received in Good Order by GIAC at its Customer Service Office.

The amount payable will be determined as of the date written request is received by GIAC in Good Order at its Customer Service Office. Interest will accrue daily, starting on the date deferment begins, at the rate of 3% on any amount deferred 30 days or more.

GIAC may defer calculation or payment of any partial withdrawals or surrender proceeds or the transfer of amounts based on separate account performance if:

•	the New York Stock Exchange is closed for trading or trading has been suspended; or

•	the Securities and Exchange Commission restricts trading or determines that a state of emergency exists which may make such calculation, payment, or transfer impracticable.

Reports to the Owner

GIAC will provide a written report to the owner once each contract year while this contract has an Accumulation Value. GIAC will also provide a written confirmation to the owner when any annuity payments are made under this contract.

The annual report will include the following information as of the most recent Contract Anniversary:

•	the Accumulation Value; and

•	the surrender value.

The report will also include any other information required by the jurisdiction in which this contract is delivered.

ALPHABETICAL INDEX

Subject	Page
Accumulation Units and Accumulation Value	4, 12
Accumulation Unit Value for a Variable Investment Option	12
Age and Sex	3, 21
Allocation of Net Premiums	9
Annuitant	4
Annuity Benefit	6
Annuity Commencement Date	3, 4
Annuity Payments	14
Annuity Unit Values	17
Assignment	6
Beneficiary	5
Change of Owner or Beneficiary	6
Change of Annuity Commencement Date or Annuity Payout Option	6
Communications with GIAC	21
Contingent Annuitant	4, 5
Contingent Deferred Sales Charges	13
Contract Anniversary	4
Contract Data	3
Contract Fee	13
Contract, The	21
Death Benefits	7
Death of Annuitant Before Annuity Commencement Date When the Annuitant is Not an Owner	7
Death of An Owner	8
Deferment	22
Definitions	4
Determination of Annuity Payments	17
Determination of Variable Annuity Payments After the First	18
Fixed Annuity Payout Options	16
Fixed Annuity Payout Option Tables	20
Guardian Separate Account F	9
Inactive Contract	22
Investment Divisions	9
Issue Date	3, 4
Joint Owners	5
Net Investment Factor	12
Nonparticipating	21
Owner	3, 5
Ownership of the Assets	20
Partial Withdrawals	13
Payees	14
Payments by GIAC	21
Payment of Contract Proceeds	14
Premiums	9
Proof of Age and Survival	21
Reports to the Owner	22
Rights Reserved	10
Special Rules	8
Spousal Continuation	7
Surrender of Contract	13
Taxes	22
Transfers After the Annuity Commencement Date	11
Transfers Before the Annuity Commencement Date	11
Valuation Date and Valuation Period	4
Variable Annuity Payout Options	15
Variable Annuity Payout Option Tables	19

Individual Flexible Premium Deferred Variable Annuity Contract

•	Premiums payable before the Annuity Commencement Date, in accordance with contract provisions

•	Annuity payments begin on the Annuity Commencement Date

•	Benefits based on the investment experience of a Separate Account are variable and are not guaranteed

•	Non-participating - No dividends payable